Exhibit 19.1

ENOVA INTERNATIONAL, INC.

INSIDER TRADING POLICY

Need for a Statement of Policy

U.S. federal and state securities laws prohibit the purchase or sale of securities of a company while aware of material nonpublic information about that company. These laws also prohibit the disclosure of material nonpublic information about a company to others (referred to as “tipping”) who may then trade in securities of that company. Such conduct is commonly referred to as “insider trading.” The Securities and Exchange Commission (“SEC”) and the U.S. Attorney’s office vigorously pursue violations of insider trading laws and their authority to enforce insider trading laws is extremely broad.

Although the law governing insider trading is U.S.-based, it applies to all associates, including all officers, of Enova International, Inc. and its subsidiaries (the “Company”) worldwide (whom we collectively refer to as our ‘associates’ throughout this policy). These laws also apply to all members of the Board of Directors of the Company (each, a “Director”). In addition to substantial civil and criminal penalties for individuals found to have engaged in insider trading, insider trading laws also can impose substantial penalties on companies whose personnel violate insider trading laws.

The Company encourages Directors, associates, consultants and those persons with a special relationship with the Company (e.g., its auditors, attorneys or independent contractors) who own Company securities to hold those securities as a long-term investment. At the same time, the Company recognizes that there occasionally may be a need or desire to execute trades in Company securities. All such trades must be made in accordance with this policy.

In addition to ensuring compliance with the insider trading laws, this policy has been adopted to help avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company. We have all worked hard over the years to establish the Company’s reputation for integrity and ethical conduct. We cannot afford to have it damaged.

This policy replaces any previous policy of the Company concerning insider trading.

Consequences of Insider Trading Violations

The consequences of insider trading violations can be severe, both for the individuals involved and, potentially, their employers. Individuals who trade on inside information or “tip” information to others will be subject to civil penalties, criminal fines (no matter how small the profit or loss avoided) and potential jail terms. Companies (as well as possibly any supervisory person) that fail to take appropriate steps to prevent illegal trading may also be subject to civil and criminal penalties.

Anyone who violates this policy, whether or not the failure to comply with this policy is a violation of law, is subject to disciplinary action, up to and including termination.

Definitions/Explanations

1.
Who is an “insider”? Any person who possesses or has access to material nonpublic information is considered an insider as to that information. Insiders include not only the Company’s Directors and associates but also consultants and those persons with a special relationship with the Company (e.g., its auditors, attorneys or independent contractors) who may have access to material nonpublic information. The definition of insider is specific to each transaction. In other words, an individual is an insider with respect to each item of material nonpublic information of which he or she is aware.

2.
What is material information? Information is considered material if a reasonable investor likely would consider such information important in determining whether to buy, sell or hold the Company’s securities. Information also can be considered material if it would be likely to have a significant impact (positive or negative) on the market price of the Company’s stock, whether over the short- or long-term, if it were publicly disclosed. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business (and is not limited to financial information) or any type of security, debt or equity, of the Company. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. For example, information about the following could be material:

•
undisclosed quarterly or annual financial results and undisclosed changes in previously released financial results;
•
earnings and revenue projections or estimates and changes in previously announced earnings guidance;
•
pending or proposed material Company transactions, including, but not limited to, joint ventures, mergers, acquisitions, divestitures or recapitalizations;
•
changes in dividend policies;
•
major events regarding the Company’s securities, including stock splits or the offering of additional securities (debt or equity);
•
proposed or pending financing transactions or information regarding significant issues relating to the Company’s liquidity, credit and loan facilities;
•
significant management changes or proposed management changes;
•
pending or threatened major litigation or governmental enforcement action or developments in major litigation or governmental enforcement actions;
•
a significant sale of assets or disposition of a subsidiary;
•
impending financial liquidity problems;
•
significant new contracts, licenses or products, or significant developments regarding important customers or suppliers;
•
significant changes in corporate objectives;
•
significant communications with regulators or other significant regulatory matters;
•
significant cybersecurity incidents or events impacting the Company or third-party providers that support the Company’s business operations, including data breach incidents, viruses and network compromises; and
•
any other events that could materially impact the Company’s business, operations or financial results.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances.

3.
When is information considered public? Nonpublic information is generally not known to the public. Nonpublic information will not be considered public until it has been released broadly to the marketplace (such as by a widely disseminated press release or an SEC filing) and the investing public has had time to absorb it fully. As a general rule, information is considered nonpublic until after two full trading days have passed since the information was made public by a press release or SEC filing.

4.
What are Company securities? Company securities include all equity and debt securities of the Company or any subsidiary, including common stock, preferred stock, notes, bonds and debentures, as well as securities whose value is derived from Company securities, such as put or call options and swaps.

5.
Are there any hardship exemptions or exceptions that will allow trading while in possession of material nonpublic information? The existence of a personal financial emergency does not excuse you from compliance with this policy. It does not matter that you need money to buy a house or pay for college or medical expenses. There is no exception for small trades, and losing money is not a defense. If you have material nonpublic information – don’t trade. If in doubt – don’t trade and contact the General Counsel for guidance. Always assume your trading or advice to others will be scrutinized with twenty-twenty hindsight using the most stringent interpretation of the facts.

Statement of Policy

1.
Persons Covered. This policy applies to (i) Directors and associates of the Company; (ii) consultants, service providers and persons with a special relationship with the Company (e.g., its auditors, attorneys and independent contractors) who may have access to material nonpublic information (the persons referenced in (i) and (ii) above are referred to in this policy as “you” or “covered persons”); and (iii) family members who reside with you, anyone else who lives in your household, any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any entity over which you have influence or control, such as a trust, limited liability company, partnership or corporation. You are responsible for making sure that the purchase or sale of any security covered by this policy by any such person complies with this policy.

2.
Prohibited Trading and Communications. No Director, associate or other covered person may:

(a)
trade or transact in (e.g., buy or sell) Company securities while he or she possesses material nonpublic or “inside” information concerning the Company, or

(b)
communicate or “tip” such information to another person who may trade or advise others to trade on the basis of such information or make recommendations as to trading in the Company’s securities.

Such acts are referred to as “insider trading.”

Communication may occur in a number of ways, including posts to Facebook, Twitter, and other social media platforms. Because of its instant, permanent impact and ease of dissemination, social media can pose a significant risk for unintentional or inadvertent disclosure of material non-public information. If you choose to make a work-related post, you should be sure that you are not disclosing material non-public information (e.g., mentioning that you had a good or bad day because of something qualifies as material non-public information or soliciting advice to deal with a problem or challenge that is related to material non-public information) or making indirect disclosures that may allow others to deduce material non-public information.

3.
Trading Prohibited Until the Information Has Been Public for Two Full Trading Days. Any covered person who possesses material nonpublic or “inside” information may not trade in Company securities until the Company has publicly disclosed the information AND the public has had a reasonable time to access and consider such information. To satisfy this requirement, if you possess material nonpublic or “inside” information about the Company, you may not trade until after two full trading days have passed since the information was made public by a press release or SEC filing or otherwise has been widely publicly disseminated.

For example, if the Company announces financial earnings by press release before trading begins on a Tuesday, the first time you can buy or sell Company securities is after the opening of the market on Thursday (assuming that you are not otherwise aware of material nonpublic information at that time). However, if the Company announces earnings by press release on Tuesday after trading has begun or after the market has closed on that Tuesday, the first time you can buy or sell Company securities is after the opening of the market on Friday (assuming that you are not otherwise aware of material nonpublic information at that time).

4.
Special and Prohibited Transactions

(a)
Derivatives, Short Sales and Options. No Director or associate may at any time engage in short sales or trade in market options (e.g., puts or calls) or any other kind of derivatives related to Company securities.

(b)
Margin and Pledging. No Director or associate may hold the Company’s securities in a margin account or pledge Company securities as collateral for a loan.

(c)
Hedging. No Director or associate may engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts.

(d)
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described in this policy) create heightened risk for insider trading violations; therefore, the Company discourages the use of standing and limit orders involving Company securities. If a standing or limit order is utilized, it may only be active during a trading window and must be terminated prior to the close of any trading window and at any time the Director or associate possesses material non-public information.

5.
Certain Excepted Transactions.

(a)
Stock Options and Restricted Stock Units. The restriction on trading does not preclude the exercise of stock options or the vesting of restricted stock or restricted stock units under the Company’s Long-Term Incentive Plan or similar equity incentive plans. However, the subsequent or simultaneous sale of common stock acquired pursuant to an exercise of stock options or settlement of restricted stock units, including sales pursuant to a cashless exercise of options or any market sale for the purposes of paying the exercise price of any options, are subject to the restrictions of this policy.

In addition, the restrictions on trading under this policy do not apply to the exercise of a tax withholding right pursuant to which the Company withholds shares to satisfy tax withholding obligations in connection with an exercise of a stock option or upon the vesting of restricted stock or a restricted stock unit award.

(b)
401(k) Savings Plan. If the Company’s 401(k) Savings Plan or other similar plans allow investments in Company stock through a Company Stock Fund, the restriction does not preclude the acquisition of the Company’s stock pursuant to a previously established election to invest contributions in the Company’s Stock Fund of such plans. The trading restrictions do apply, however, to (a) elections you make under these plans to increase or decrease the percentage of your periodic contributions that will be allocated to the Company’s Stock Fund,(b) an election to make an intra-plan transfer (or reallocation) of an existing account balance into or out of the Company’s Stock Fund, (c) any election to borrow against your 401(k) Savings Plan or pre-pay a plan loan if such action would result in the liquidation or the allocation of loan proceeds to or from the Company Stock Fund.

(c)
Mutual Funds. The restrictions in this policy do not apply to transactions in mutual funds or exchange-traded funds with a broad portfolio of investments that may include the Company’s securities.

(d)
Gifts. Bona fide gifts of Company securities are not transactions subject to this policy.

6.
Trading in Other Company’s Securities. No Director, associate or other covered person may trade, or recommend that another person trade, in the securities of any other company while in possession of material nonpublic or “inside” information about the other company obtained in the course of his or her employment or service with the Company (for example, information concerning a possible acquisition of another company) and must also refrain from disclosing such information.

7.
Nondisclosure of Material Nonpublic Information. In addition to the non-disclosure requirements in item 2 above, any covered person who possesses material nonpublic or “inside” information may not disclose that information to any other person, including any other associate, without the prior approval of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, and such disclosure must be in compliance with the Company’s Corporate Disclosure/Regulation FD Policy.

8.
Post-Termination Transactions. The restrictions and prohibitions on transactions in Company securities and in securities of any other company while in possession of material nonpublic information concerning the Company or such other company continues to apply even after you have terminated employment or your relationship with the Company. If you are in possession of material nonpublic information about the Company or about another company obtained during the course of your employment with or service to the Company when your employment or relationship with the Company terminates, you may not trade in Company securities or the securities of such other company until that information has become public or is no longer material.

9.
Supervisors. Officers and supervisors must take reasonable measures to ensure that associates under their supervision who are reasonably likely to have access to material nonpublic or “inside” information are aware of this policy.

10.
Violation. Any violation of this policy must be promptly reported to the General Counsel.

11.
Individual Responsibility. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, its General Counsel or any other Director or associate pursuant to this policy or otherwise does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Trading Windows and Blackout Periods

1.
Regularly Scheduled Trading Windows. Directors, officers and certain designated associates and consultants of the Company listed on Annex A to this policy may only trade during the following trading windows:

	Trading Window Opens	Trading Window Closes
Quarterly	After two full trading days have passed since the quarterly results were made public by an earnings press release or SEC filing	10 days prior to the end of each quarter
Annual	After two full trading days have passed since the annual results were made public by an earnings press release or SEC filing	10 days prior to the end of the calendar year

The Company will notify affected individuals of the official date on which any trading window opens; affected individuals may not trade prior to receiving such notification.

Annex A to this policy may be revised from time to time by the Board of Directors or the Chief Executive Officer of the Company. The Company will notify you if you are subject to the Annex.

The Company may shorten or suspend these regular trading windows, in which case the persons designated by the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel may not trade in the Company’s securities. If the Company elects to shorten or suspend a trading window, the Company will notify affected individuals, who must then suspend all trading activities and may not disclose the suspension of trading to others.

Regardless of whether there is an open trading window, no Director, associate or other covered person may trade during any time in which that person possesses material nonpublic or “inside” information regarding the Company and trading for that individual must be suspended until (a) after two full trading days have passed since the information was made public by a press release or SEC filing, or (b) the date the suspension is lifted by the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.

Directors, associates and other covered persons must ensure that any open standing orders they have with their brokers, including orders in their 401(k) Plan, to buy or sell Company securities when certain conditions are met are turned off (a) outside of any trading window, and (b) during any other period in which material non-public information is possessed.

2.
Event-Specific Blackout Periods. In certain circumstances, the Company may determine to restrict certain persons from transacting in Company securities due to the materiality and nonpublic nature of events that may arise from time to time, even while the regular trading window remains open generally for others. In addition, the Company also may determine to implement special blackout periods or policies prohibiting directors and executive officers from trading in Company securities in proximity to Company announcements concerning Company stock repurchases and programs. Due to the confidential nature of any event that would trigger an event-specific black-out, if you are notified that you are subject to an event-specific trading blackout, you must not disclose its existence to anyone within or outside the Company.

Pre-Clearance Requirements for Directors and Officers

Each Director and officer of the Company, together with their family members, other members of their household, trusts of which they are trustees, partnerships of which they are a partner or other similar entities, must consult with the General Counsel of the Company before engaging in any acquisition, disposition or other transaction covered by this policy involving Company securities, including routine purchases and sales, stock option exercises, gifts, contributions to a trust, reallocations of Company stock in a 401(k) plan or other similar plan, and any other transactions. This pre-clearance requirement does not apply to acquisitions of Company common stock that occur pursuant to a previously established election to invest contributions in the Company’s Stock Fund of the Company’s 401(k) plan or other similar plan (if applicable) or to the vesting of stock options or restricted stock units under the Company’s Long-Term Incentive Plan. This pre-clearance requirement is intended to aid in preventing inadvertent insider trading violations and will serve also to assist Directors and executive officers in complying with their Form 4 filing obligations and other obligations under the federal securities laws.

The General Counsel of the Company is under no obligation to approve a trade submitted for pre-clearance and may determine not to clear the trade.

Rule 10b5-1 Trading Plans

Rule 10b5-1(c) under the Securities Exchange Act of 1934 provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this policy must enter into a “pre-arranged” trading plan for transactions in Company securities that meets the requirements and procedural conditions of Rule 10b5-1(c) and which adheres to other market-developed and accepted practices in effect from time to time (a “Rule 10b5-1 Plan”).

Any Rule 10b5-1 Plan, and any amendments to an existing Rule 10b5-1 Plan, must be approved and precleared by the General Counsel prior to implementation. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of any material nonpublic information about the Company and there must be a waiting period of at least 90 days and up to 120 days, depending on circumstances, prior to the first trade that is made under the plan. Once the plan is adopted, the person cannot exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party, and comply with all other rules of the SEC in effect from time to time. Additionally, the Company is required to disclose in its quarterly and annual reports the adoption of any 10b5-1 plans by an executive officer or director, their material terms, as well as any terminations or material amendments to such plans.

Questions

All associates having questions should consult with the General Counsel before engaging in a transaction if they are unsure if they possess material nonpublic or “inside” information or if they have any questions about this policy or whether they should engage in a transaction.

ADOPTED BY THE BOARD OF DIRECTORS OF ENOVA INTERNATIONAL, INC.

ON FEBRUARY 24, 2015, AS AMENDED ON OCTOBER 27, 2023

ANNEX A TO THE

ENOVA INTERNATIONAL, INC. INSIDER TRADING POLICY

Directors, Officers and other Associates Subject to the

Trading Window Restriction on Trading

•
All members of the Board of Directors of Enova International, Inc. (the “Company”)

•
All officers of the Company and each of its subsidiaries

•
All Enova associates

ANNEX A

UPDATED BY THE CHIEF EXECUTIVE OFFICER OF ENOVA INTERNATIONAL, INC.

ON DECEMBER 8, 2014 CONFIRMED OCTOBER 27, 2023